Exhibit 99.1

OfficeMax
150 East Pierce Road Itasca, IL 60143-1594

News Release

OfficeMax Media Contact	OfficeMax Investor Relations Contact
Bill Bonner	Vince Hannity
630 438 8584	208 384 6390

For Immediate Release: February 14, 2005

OFFICEMAX ISSUES CORPORATE ANNOUNCEMENTS:

•                  RESIGNATION OF CEO

•                  SETS EXPECTED DATE FOR RELEASE OF FOURTH QUARTER AND FULL-YEAR 2004 EARNINGS WITH PRELIMINARY GUIDANCE

•                  COMMENTS ON PRELIMINARY RESULTS OF INTERNAL INVESTIGATION

•                  REITERATES INTENT TO REPURCHASE COMMON STOCK

ITASCA, Ill. – OfficeMax® Incorporated (NYSE: OMX) announced today that Christopher C. Milliken has resigned as president, chief executive officer and as a director.  George J. Harad, executive chairman, has been appointed by the board of directors to serve as chief executive officer on an interim basis.  The board has formed a committee to begin immediately a search for a permanent chief executive officer.

Mr. Harad said, “OfficeMax made substantial progress in 2004 toward integrating its contract and retail office products businesses.  We appreciate the contributions that Chris has made in that effort and throughout his 27-year career with our office products business.  We are taking steps to strengthen the OfficeMax management team, and fully expect to demonstrate the value inherent in this business for our shareholders.”

Fourth Quarter and Full-Year 2004 Earnings

OfficeMax now expects to announce fourth-quarter and full-year 2004 earnings on March 14, 2005, and to host an investor conference call on that date.  Based on preliminary unaudited results, and without considering adjustments which may arise from the company’s investigation into its accounting for vendor income in prior periods, operating income for the company’s office products businesses is expected to range from $125 million to $135 million for full-year 2004.

The company does not expect to provide further information about the results of its operations until 2004 financial results have been reported.

Internal Investigation

As previously announced, OfficeMax is currently conducting an investigation under the direction of its audit committee into its accounting for vendor income in prior periods.  Based on the work completed to date, the company has confirmed that certain employees fabricated supporting documents for approximately $3.3 million in claims billed to a vendor to its retail business.  In addition, the company has determined that certain rebates and other payments from vendors in 2004 were not recorded in the appropriate accounting periods, so that operating income in the first fiscal quarter of 2004 was overstated and the second and third fiscal quarters of 2004 were understated.  Six employees have been terminated for cause in connection with the investigation.

The company currently estimates that the amount of overstatement in operating income in the first quarter of 2004 was in the range of $5 million to $10 million, and the subsequent understatements in the second and third quarters reduce the net overstatement to a range of $4 million to $6 million through the end of the third quarter 2004.  As a result, subject to completion of the investigation, acceptance of a final investigation report by the audit committee, and review by the company’s auditors, OfficeMax now expects to restate quarterly income in each of the first three fiscal quarters of 2004.  Accordingly, the company believes that its previously issued interim statements of operating results for those periods should no longer be relied upon.

OfficeMax believes that its financial statements as of and for the year ended December 31, 2003, were not materially impacted.

The company expects its investigation to be complete by the third full week of February, 2005.

Share Repurchases

OfficeMax again affirmed its intent to proceed with its previously announced share repurchases after 2004 financial results have been reported.

Forward Looking Statements

This press release contains forward-looking statements about the company’s financial results, accounting plans, communications regarding financial results, and internal investigation. These include the range of operating income for our office products businesses for full-year 2004; the range of operating income overstatement in the first quarter of 2004 and the presence of subsequent understatements in the second and third quarters; the range of net income overstatement through the third quarter of 2004; the restatement of quarterly income in each of the first three fiscal quarters of 2004; reliance on previously issued interim statements of operating results for those periods; the impact of the investigation results on our financial statements as of and for the year ended December 31, 2003; the timing of our announcement of fourth-quarter and full-year 2004 earnings; the timing of future corporate communications; and the timing of the internal investigation.  Intervening or unexpected events, as well as inherent risks and uncertainties, could change our actual financial results, our plans regarding adjustment and restatement, our communications plan, and the time to completion of our internal investigation.  Such events, risks and uncertainties include the results of the ongoing investigation; adjustments which may arise from the internal investigation as discussed above; the final results of our accounting for fourth-quarter and full-year 2004; the input of our auditors; the participation of third parties in the investigation; and other unanticipated events and uncertainties.

In addition, this press release contains forward-looking statements about our intent to proceed with our share repurchases. While our current intent is to repurchase our common stock, there are inherent risks and uncertainties that could cause our plans to change. There is no assurance we will be able to repurchase stock as we anticipate today. Intervening or unexpected events could disrupt our plans. These could include the outcome of the investigation discussed above, unanticipated cash requirements, a changed business environment that alters our capital needs, unanticipated legal restrictions on our ability to proceed with the repurchase, acts of terrorism or other disasters that change the financial markets, and other unanticipated events.

The forward-looking statements in this release speak only as of the date of this release, and we undertake no duty to update them in light of new information.

About OfficeMax

OfficeMax is a leader in both business-to-business and retail office products distribution. OfficeMax delivers an unparalleled customer experience — in service, in product, in time savings, and in value - through a relentless focus on its customers. The company provides office supplies and paper, print and document services, technology products and solutions, and furniture to large, medium and small businesses and consumers. OfficeMax customers are served by more than 40,000 associates through direct sales, catalogs, Internet and nearly 950 superstores. OfficeMax trades on the New York Stock Exchange under the symbol OMX. More information can be found at www.officemax.com.

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